Exhibit 23.1

Consent of Independent Registered Accounting Firm

We hereby consent to the use of our report dated May 15, 2012 relating to the financial statements of COPsync, Inc. as of and for the year ended December 31, 2011 (which report expressed an unqualified opinion on the financial statements) appearing in this annual report on Form 10-K/A of COPsync, Inc.

/s/  PMB Helin Donovan, LLP

Dallas, Texas
October 11, 2012